Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2009 Third Quarter Results

•                  Third quarter sales increased by 14% to $130.4 million from the second quarter of 2009

•                  Outdoor Products segment operating income contribution margin improved to 20.1% in the third quarter compared to 13.8% in the first half of 2009.

•                  Diluted EPS of $0.23 per share in the third quarter

•                  Quarter-end sales order backlog stable at $81.7 million

PORTLAND, OREGON November 3, 2009:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced third quarter net income of $11.3 million, or $0.23 per diluted share, on sales of $130.4 million.

The Company’s third quarter sales represent an improvement from the levels experienced in the first half of this year.  Although third quarter sales were 25.5% less than one year ago, the third quarter of 2008 was a record period, and 2009 has been subject to the global recession. Operating income in this year’s third quarter was $20.8 million, a significant improvement from the $19.5 million recorded over the first six months of this year. Compared to last year’s third quarter, operating income declined by 31%, which was primarily the result of lower sales volumes. Despite the lower sales volume, the Company achieved an improved gross profit margin of 34.4% compared to 32.3% in last year’s third quarter.

Third quarter net income was $11.3 million ($0.23 per diluted share) compared to $14.8 million ($0.31 per diluted share) in last year’s third quarter.  The lower net income reflects the impact of lower operating income, partially offset by lower net interest expense and lower income tax expense.  As of September 30, 2009, debt outstanding was $310.2 million, compared to $332.1 million at the end of last year’s third quarter. The Company had $58.1 million in cash on hand at the end of the third quarter, up from $53.6 million in the same period last year.

Commenting on the third quarter results, James S. Osterman, Chairman and Chief Executive Officer, stated: “I am encouraged by the improvement in customer demand that we saw in the third quarter.  After last year’s record third quarter, customer inventory levels were excessive.  We believe that the recent sales uptick compared to this year’s first and second quarters reflects the correction of much of the field inventory overhang and some improvement in end-user demand. Equally encouraging is the improvement we achieved in operating margins this quarter, reflective of the decisive actions we took earlier this year to control costs during the economic downturn. We believe we are well positioned to meet improving customer demand going forward and to leverage our improved cost structure.”

Outdoor Products Segment

The Outdoor Products Segment, which represents over 96% of the Company’s revenue to date in 2009, reported third quarter sales of $126.9 million. This year’s third quarter sales were down 23.6% compared to last year’s all-time record third quarter, but represent the best performance in any quarter since. Lower year-over-year sales volumes continue to be the biggest driver of the decline, with changes in foreign exchange rates having a moderately unfavorable impact on reported sales. Higher selling prices and improved product mix partially offset the lower volume and foreign exchange factors.

In geographic terms, third quarter sales declined by 21.1% internationally and 29.4% domestically compared to last year’s third quarter.  Domestic sales in the third quarter of last year were lifted by storm-driven demand in the United States that has not recurred this year. The trend in international sales is consistent with the experience recorded in the first six months of 2009. By channel, third quarter sales to original equipment manufacturers were down 35.5% and replacement sales were down 19.6% compared to the prior year, consistent with first half trends.  Through the first nine months of 2009, approximately 77% of the segment’s sales have been through the replacement channel, which reflects the weaker demand from original equipment manufacturers as a result of the economic downturn.

The table below reconciles the change in Outdoor Products sales from the third quarter of last year to this year’s third quarter:

% Change in Sales from Prior Year:
Unit Volume	(25.0)%
Selling Price/Mix	+2.9%
Foreign Exchange	(1.5)%
Total	(23.6)%

Sales order backlog for the segment was $80.3 million at the end of this year’s third quarter, up 2.3% compared to the $78.6 million as of June 30, 2009 and $97.7 million as of September 30, 2008.

Segment contribution to operating income for the third quarter declined by $9.0 million to $25.5 million compared to last year’s third quarter. The contribution margin of 20.1% of sales in this year’s third quarter was significantly better than the contribution margin of 13.8% recorded in the first six months of 2009. Last year’s third quarter segment contribution was 20.8%.  The year-over-year decline in segment contribution margin reflects lower unit sales volumes and the associated manufacturing inefficiencies, partially offset by the impact of higher selling prices, improved product mix and favorable foreign exchange rates.  The key drivers of the contribution margin decline for the quarter are illustrated below:

Change in Segment Contribution Margin from Last Year:
2008 Contribution Margin	20.8%
Increase/ (Decrease)
Unit Volume	(2.8)%
Selling Price/Mix	+2.2%
Cost/Mix	(2.3)%
Foreign Exchange	+2.2%
Total Change	(0.7)%

2009 Contribution Margin	20.1%

Corporate and Other

In the third quarter, corporate and other incurred net expenses of $4.7 million compared to net expenses of $4.5 million last year.  Reduced corporate overhead spending was more than offset by smaller operating profit from the sale of gear components.  Our gear components operation continues to be profitable in spite of a nearly 61% sales decline compared to the prior year. In this year’s third quarter, the Company recorded $0.5 million in severance expenses related to a reduction in work force, a level consistent with last year.

2009 Financial Outlook

For the full year, the Company expects sales to range between $480 million and $490 million and operating income to range between $57 million and $60 million.  The operating income range includes approximately $7 million of restructuring costs and a $2.7 million gain on sale of property. We expect free cash flow to be between $25 million and $30 million for the full year of 2009. Blount defines free cash flow as cash flow from operations less net capital expenditures. The effective income tax rate for 2009 is estimated to range between 28% and 32%.

Blount International, Inc. is a global company whose principal business is the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales	$130,361	$175,006	$360,886	$463,265
Cost of sales	85,513	118,470	243,609	314,929
Gross profit	44,848	56,536	117,277	148,336
Selling, general and administrative expenses	23,581	26,080	72,767	78,518
Gain on sale of land and building	—	—	(2,701)	—
Plant closure and severance costs	482	446	6,886	1,519
Operating income	20,785	30,010	40,325	68,299
Interest expense, net of interest income	(6,125)	(6,572)	(18,326)	(19,501)
Other income, net	369	690	406	1,461
Income from continuing operations before income taxes	15,029	24,128	22,405	50,259
Provision for income taxes	3,687	9,146	5,874	18,171
Income from continuing operations	11,342	14,982	16,531	32,088
Loss from discontinued operations	—	(232)	—	(406)
Net income	$11,342	$14,750	$16,531	$31,682

Basic income (loss) per share:
Continuing operations	$0.24	$0.31	$0.35	$0.68
Discontinued operations	—	—	—	$(0.01)
Basic income per share:	$0.24	$0.31	$0.35	$0.67
Diluted income (loss) per share:
Continuing operations	$0.23	$0.31	$0.34	$0.67
Discontinued operations	—	—	—	$(0.01)
Diluted income per share:	$0.23	$0.31	$0.34	$0.66
Shares used for per share computations (in 000’s):
Basic	47,766	47,624	47,751	47,440
Diluted	48,271	48,248	48,210	48,079

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$58,140	$58,275
Accounts receivable	72,759	75,555
Inventory	81,225	90,302
Other current assets	24,638	20,432
Property, plant and equipment, net	115,717	119,749
Other assets	135,370	135,371
Total assets	$487,849	$499,684
Liabilities:
Accounts payable and accrued expenses	$72,026	$84,597
Debt	310,244	325,520
Other long-term liabilities	127,733	133,087
Total liabilities	510,003	543,204
Stockholders’ deficit	(22,154)	(43,520)
Total liabilities and stockholders’ deficit	$487,849	$499,684

Segment Information

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Sales:
Outdoor products	$126,923	$166,217	$348,473	$438,800
Other	3,438	8,789	12,413	24,465
Total sales	$130,361	$175,006	$360,886	$463,265
Operating income:
Outdoor products	$25,506	$34,552	$56,020	$81,244
Other and corporate expense	(4,721)	(4,542)	(15,695)	(12,945)
Operating income	$20,785	$30,010	$40,325	$68,299